UNITED STATES
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SCHEDULE 14A
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Pioneer Companies, Inc.

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Filed by Pioneer Companies, Inc. pursuant to
Rule 14a-12 of the Securities and Exchange Act
Attached as Exhibit A is a transcript of a conference call by Pioneer Companies, Inc., which took place at 10:00 a.m. CDT on May 22, 2007 to discuss the acquisition of Pioneer Companies, Inc. by Olin Corporation.
ADDITIONAL INFORMATION
This filing contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which may include statements concerning the proposed merger with Olin Corporation and strategic plans, expectations, and objectives for future operations. We generally identify such forward-looking statements using words like “estimate,” “believe,” “intend,” “expect,” “may,” “should,” “plan,” “project,” “contemplate,” “anticipate” or similar statements. Statements that are not historical facts are forward-looking statements based on current assumptions that involve risks and uncertainties. These risks and uncertainties may include the cyclical nature of the markets for Pioneer’s products and raw materials, the fluctuations in demand and prices for Pioneer’s products and raw materials, increases in energy prices, Pioneer’s access to and the cost of rail transportation, Pioneer and industry production volumes, competitive prices, increases in costs and delays in the completion of the St. Gabriel expansion project, whether financing for the St. Gabriel project will be available on favorable terms, environmental risks, litigation, governmental regulations, the failure to complete the proposed merger in a timely manner, the inability to obtain Pioneer shareholder or regulatory approvals or to satisfy other conditions to the merger, actions of governmental entities, and costs related to the merger, as well as other risks detailed from time to time in the reports filed by Pioneer with the SEC, including the Company’s quarterly reports and annual report on Form 10-K/A. Actual results, performance or achievements of Pioneer may differ significantly from those described in these forward-looking statements. Pioneer disclaims any intention or obligation to update or revise any financial projections or forward-looking statements, whether as a result of new information, future events or otherwise.
In connection with the proposed merger, Pioneer will file a proxy statement with the Securities and Exchange Commission (SEC). INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE, AS IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER AND RELATED MATTERS. INVESTORS AND SECURITY HOLDERS WILL HAVE ACCESS TO FREE COPIES OF THE PROXY STATEMENT (WHEN AVAILABLE) AND OTHER DOCUMENTS FILED WITH THE SEC BY PIONEER THROUGH THE SEC WEB SITE AT WWW.SEC.GOV. THE PROXY STATEMENT AND RELATED MATERIALS MAY ALSO BE OBTAINED FOR FREE (WHEN AVAILABLE) FROM PIONEER BY DIRECTING THEIR REQUEST TO: CORPORATE SECRETARY, 700 LOUISIANA, SUITE 4300, HOUSTON, TEXAS 77002; PHONE (713) 570-3200.
Pioneer and its directors, executive officers, certain members of management and employees, may be deemed to be participants in the solicitation of proxies in connection with the proposed merger. Information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of Pioneer’s stockholders in connection with the proposed merger is set forth in Pioneer’s annual report on Form 10-K/A for the fiscal year ended December 31, 2006 filed with the SEC on March 16, 2007 and proxy statement for its 2007 annual meeting of stockholders filed with the SEC on April 19, 2007. Additional information will be set forth in the proxy statement when it is filed with the SEC.

EXHIBIT A
Transcript of conference call held by Pioneer Companies, Inc on May 22, 2007 at 10:00 a.m. CDT to discuss the acquisition by Olin Corporation
— MANAGEMENT DISCUSSION SECTION
Operator: Good day and welcome everyone to the Pioneer Announces Conference Call to discuss Acquisition by Olin. Today’s call is being recorded. At this time I would like to turn the program over to Mr. Gary Pittman. Please go ahead, sir.
Gary L. Pittman, Senior Vice President, Chief Financial Officer, Secretary and Treasurer

Thank you. Good morning everyone and welcome to Pioneer’s conference call to discuss the acquisition by Olin. With me today is Mike McGovern, Chairman, President & CEO, and Dave Scholes, Senior Vice President of Operations. We are pleased to have this opportunity to review with you a few items about the proposed transaction. The primary purpose of the conference call today will be to answer questions.
Let me begin by stating that the Board of Directors and management is very supportive of this transaction. However, before I turn it over, let me remind everyone that as a result of this conference call, Pioneer’s management may make certain statements regarding future expectations of Pioneer’s business and Pioneer’s results of operations, financial condition, and liquidity. These statements may be regarded as forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Such statements are subject to various risk factors that we also list in the Company’s filings with the SEC, including Pioneer’s Form 10-K/A and Form 10-Q.
Also we intend to file with the SEC a proxy statement, which we urge investors to read the proxy statement and other related documents when they become available. At this time, I would like to turn the call over to Pioneer’s President, Mike McGovern.
Michael Y. McGovern, President, Chairman, President and Chief Executive Officer of Pioneer Companies, Inc

Thank you Gary. As Gary stated, the management team and the board is very supportive of this transaction and we think it’s a very favorable transaction for our shareholders. As we look at the consideration, the consideration per shareholder is $35 per share. We would note that for the convertible bondholders, the face value is $120 million and there is a make-whole fee of approximately $25 million. A critical path is the — we anticipate the Pioneer shareholder approval will take three to four months. The regulatory clearance we believe will happen in the second half of ‘07. So we anticipate the closing will be in the second half of ‘07. As to the — how we got to where we are today, we began the discussions in August of ‘06 and we formally terminated prior to the refinancing. We issued the convertible debt and then Olin approached us again and we entered into the merger agreement. At this time, what we would like to do is entertain questions because that’s the primary purpose of this call. So I will turn it back over to Gary to field the questions.
Gary L. Pittman, Senior Vice President, Chief Financial Officer, Secretary and Treasurer

Thank you, Mike. At this time, if you will queue in with the operator. We will now take your questions.

— QUESTION AND ANSWER SECTION
Operator: Thank you. The question-and-answer session will be conducted electronically. [Operator Instructions]. Our first question will come from Gregg Goodnight with UBS.
<A — Michael McGovern>: Gregg, are you on?
Operator: Mr. Goodnight, your line is open. Please go ahead.
<Q — Gregg Goodnight>: Thank you. Sorry about that, I couldn’t hear you, Mike. In terms of probability of regulatory approval, this is obviously going to be some consolidation in the merchant market for both caustic and chlorine. Do you see any problems getting regulatory approval?
<A — Michael McGovern>: We are very positive about our outlook to achieve that approval.
<Q — Gregg Goodnight>: Okay. Then nothing certain, but you think that is likely?
<A — Michael McGovern>: Well, Gregg, nothing is certain in life, but we would not have entered into the contract if we weren’t very positive that it would be approved.
<Q — Gregg Goodnight>: Sure. Looking into the terms of the value you are receiving for your company, to me, it’s obvious that how you would call the cycle makes this either a positive deal or maybe not quite so positive. If you viewed a strong cycle for the next three or four years, perhaps you could have gotten a little more value, but if the prognosticators riding the cycle turn down, maybe this is the best time. Could you just briefly tell us your outlook for the cycle, how do you see margins going in the next few years?
<A — Michael McGovern>: Well, Gregg, as you know, we don’t forecast either prices or margin. As we look at where the company has been and where the company is today and as we see the market tomorrow, we think the consolidation of these assets would be a very positive event.
<Q — Gregg Goodnight>: Sure, qualitatively though, would you care to give your outlook and the view of the cycle?
<A — Michael McGovern>: No.
<Q — Gregg Goodnight>: Okay, now you mentioned synergies. What synergies would you see for the combined companies?
<A — Michael McGovern>: You know, again, the synergies will be defined by the buyer which is Olin. But as I understand, and again they will be the party who will drive the synergies, it will be logistics driven with some SG&A taken out. Those would be the two principle areas of cost reduction.
<Q — Gregg Goodnight>: And have they put a number on that yet?
<A — Michael McGovern>: I think they had a presentation yesterday and put a number on it.
<Q — Gregg Goodnight>: Okay, I will refer to that then. And the plan, as you know it, is to proceed with the St. Gabriel expansion?
<A — Michael McGovern>: Yes, we are committed to the St. Gabriel expansion, and they are too.
<Q — Gregg Goodnight>: Okay, that’s all I had. Thanks Mike.
<A — Michael McGovern>: Thanks Greg.
Operator: [Operators Instructions. We will go to the next caller, Aaron Weitman.]

<A — Michael McGovern>: I am sorry, Aaron, if you have a question, we can’t hear you.
Operator: Aaron, your line is open, please go ahead.
<Q>: Aaron Weitman>: Can you hear me?
<A>: Yes.
<Q>: Aaron Weitman> : All right, I was wondering did you guys conduct a bidding process for this and why not? And why did you not inform shareholders that they had expressed interest 10 months ago?
<A — Michael McGovern>: Well if you look at the process we went through, first we were confident in our business plan and we were not in the market to sell the company, but we are always willing to listen to any interested party. As we had discussions with them, we continued to be open and evaluate them and other opportunities. Once we received this offer, we thought it was a good, fair offer for our shareholders, and so we are moving to have it approved by our shareholders. So we did not go to a solicitation.
<Q>: Okay, how did you arrive at $35 as the same price?
<A — Michael McGovern>: We’ve looked at numerous metrics. The numerous metrics included prior transactions, discounted cash flow, and premiums paid. And from there, with the help of our bankers, we came to the conclusion that we believe it is a good price for our shareholders.
<Q>: Okay, do you have any thoughts with Olin having moved up, from I guess like $18 to $20.50 so far, on the value that appears to have gone to them versus what our shareholders would have liked to have gotten?
<A — Michael McGovern>: I am sorry your message came through garbled, could you state it again?
<Q>: I was wondering if you have any comments on the value that appears to have gone to Olin with it moving from $18 to $20.50, with that being value that our shareholders would have liked to have gotten?
<A — Michael McGovern>: Well we are unable to, not unable. A comment on the movement of their shares would be inappropriate. Again as we’ve looked at the business and where we are in the future, we think it is a good value for our shareholders and we think it will be a good transaction. We want it to be good transaction for Olin as well for the combination of those assets
Operator: Mr Weitman , any further question sir? And we will go next to Jeffrey Gates with Gates Capital Management. Your line is open, sir.
<Q — Jeffrey Gates>: Yeah two questions. One is can you talk about which, if any of the operating folks at Pioneer will be going to Olin, number one, and number two, why was there not a formal auction process put in place when Olin approached you?
<A — Michael McGovern>: Well, first on the people, Olin would be better to answer that question. Our assumption is that the vast majority of the people will be in the go forward plan. We run a lean operation, so the most likely situation is that people in the head office, the Houston office, will have the most people that will be impacted. But what we’ve been told and what we believe is the vast majority of our people will be part of the go forward plan. Again Jeff, when we looked at our business plan, we were confident with it. We weren’t in the market to sell the company, but when they came, we talked. We then negotiated what we think was a very good price and didn’t see the need to go to an auction process.
<Q — Jeffrey Gates>: I would just reiterate the prior gentlemen’s point that the market seems to think that there is a value transfer going on here, and I am just surprised that you didn’t market test the assets.
<A — Michael McGovern>: I appreciate the comment. We did not, and again, we think this is a good price. The movement of Olin stock — I mean, we are unable to comment on that.

<Q — Jeffrey Gates>: Okay, thank you.
Operator: [Operator Instructions]. And that would conclude our question and answer session.
Unknown caller

Hello?
Michael Y. McGovern, President, Chairman, President and Chief Executive Officer of Pioneer Companies, Inc.

Yeah, is someone on the phone? Who is on the line?
Operator: [Operator Instructions].
Michael Y. McGovern, President, Chairman, President and Chief Executive Officer of Pioneer Companies, Inc.

Okay, then we will close at this time. We appreciate all the participants calling in. Again, as the management and the Board, we are very supportive of this transaction. We think it’s a good value delivered to our shareholders and we wish the best for Olin. We are going to move forward to close the transaction. Thank you.
Operator: Thank you everyone for your participation on today’s conference. You may disconnect at this time.